Exhibit 5

November 15, 2011

Actuate Corporation

2207 Bridgepointe Parkway, Suite 500

San Mateo, CA 94404

Re:	Actuate Corporation – Registration Statement on Form S-8 for an aggregate of 600,000 shares of common stock

Ladies and Gentlemen:

We have acted as counsel to Actuate Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 600,000 shares of the Company’s common stock (the “Shares”) reserved for issuance under the Company’s 1998 Employee Stock Purchase Plan (the “Purchase Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents together with the applicable Purchase Plan documents (including the automatic share increase provisions) and the corporate proceedings taken by the Company in connection with respect to the establishment and the amendment of the Purchase Plan. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefore received) pursuant to duly authorized stock purchase agreements under the Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Purchase Plan or the Shares.

Very truly yours,

/S/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP